U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

                              Abrams Capital, LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                         222 Berkeley Street, 22nd Floor
--------------------------------------------------------------------------------
                                    (Street)

Boston                                MA                 02116
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


                           Juno Lighting, Inc.(JUNO)
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol


                                   04-3436814
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


                                February 20, 2003
--------------------------------------------------------------------------------
4.   Statement for Month/Year


--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 Par Value       2/20/03         P                370      (A)    $11.17    455,527           I     See Note 1*
                                                                                                 for Reporting
                                                                                                 Person named in
                                                                                                 Item 1 above

                                                                                                 485,846
                                                                                                 for Reporting
                                                                                                 Person named on
                                                                                                 Attachment Page 3
 -----------------------------------------------------------------------------------------------------------------------------------
* NOTE 1 455,527 shares  beneficially  owned by Abrams Capital,  LLC as General Partner of Abrams Capital  Partners I, L.P.,  Abrams
  Capital Partners II, L.P. and Whitecrest Partners, L.P.
485,846 shares beneficially owned by David C. Abrams (SEE ATTACHMENT PAGE 3)


         Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                 * If the form is filed by more than one reporting person, see Instruction 4(b)(v). SEC 1474 (3-99)

                                                                                                                         Page 1 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

See attached Page 3 of 3 for Name and Address of Additional Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.




/S/ David C. Abrams                                             2/24/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
            David C. Abrams
            Managing Member of
            Abrams Capital, LLC



See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

ATTACHMENT TO FORM 4 OF ABRAMS CAPITAL, LLC
Page 3 of 3


Name and Address of Additional Reporting Person:

David C. Abrams
222 Berkeley Street, 22nd Floor
Boston, MA 02116



Amount of Securities Beneficially Owned: 485,846 shares, common stock, $0.001 par value per share


Ownership Form: Indirect, as Managing Member of the General Partner of Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, L.P., and Managing Member of the Investment Adviser to Abrams Capital International, Ltd.




s/  David C. Abrams
-----------------------------------------
Signature of Additional Reporting Person

Date:  February 24, 2003